[Letterhead of Most & Company, LLP]

Exhibit 23.1a

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Southridge Technology Group, Inc:

We hereby consent to the use in this Registration Statement on Form SB-2/Pre-Effective Amendment No. 1 of our report dated December 1, 2005, relating to the balance sheet of Southridge Technology Group, Inc as of September 30, 2005, and the related statements of operations, stockholders' equity, and cash flows for the years ended September 30, 2005 and 2004, which report appears in such Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/

Most & Company, LLP,

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Most & Company, LLP

New York, NY

February 6, 2006